Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of additional deferred compensation obligations under the H.B. Fuller Company Key Employee Deferred Compensation Plan and the Directors Deferred Compensation Plan of our reports dated January 25, 2022, with respect to the consolidated financial statements of H.B. Fuller Company and the effectiveness of internal control over financial reporting of H.B. Fuller Company included in the Annual Report (Form 10-K) of H.B. Fuller Company for the year ended November 27, 2021.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 24, 2022